Exhibit 5(d)

5/3 Fifth Third Bancorp

April 28, 2008

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Fifth Third Capital Trust VII

Fifth Third Capital Trust VIII

Fifth Third Capital Trust IX

Fifth Third Capital Trust X

Fifth Third Capital Trust XI

Fifth Third Capital Trust XII

c/o Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Fifth Third Bancorp, an Ohio corporation (the “Corporation”), and, in that capacity, have acted as counsel for the Corporation and Fifth Third Capital Trust VII, Fifth Third Capital Trust VIII, Fifth Third Capital Trust IX, Fifth Third Capital Trust X, Fifth Third Capital Trust XI and Fifth Third Capital Trust XII, each of which is a Delaware statutory business trust (each, a “Trust” and, collectively, the “Trusts”), and am rendering this opinion in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the “Post-Effective Amendment”), which amends the Registration Statement on Form S-3 (File Nos. 333-141560, 333-141560-01, 333-141560-02 and 333-141560-03) (together with the Post-Effective Amendment, the “Registration Statement”), being filed by the Corporation and the Trusts with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) in connection with the registration of an indeterminate amount of:

(i) trust preferred securities of each of the Trusts (the “Trust Preferred Securities”), representing an undivided preferred beneficial interest in the assets of the applicable Trust;

(ii) guarantees by the Corporation, on a subordinated basis, of the payment of distributions and the redemption or liquidation price of the Trust Preferred Securities (the “Guarantees”); and

(iii) junior subordinated debentures (the “Debentures”) issuable by the Corporation to the Trusts pursuant to the Junior Subordinated Indenture dated as of March 20, 1997 between the Corporation and Wilmington Trust Company, as trustee, as such Subordinated Indenture may be amended from time to time (the “Junior Subordinated Indenture”).

In furnishing this opinion I, or attorneys under my supervision, have examined such corporate records, certificates, documents and matters of law as I have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and, as to statements of other officers of the Corporation and certificates of public officials, I have assumed the same to have been properly given and accurate.

I have also assumed that the execution and delivery of, and the performance of all obligations under, the applicable indenture, guarantee agreement and trust agreement will have been duly authorized by all requisite action by each party thereto (other than the Corporation and the Trusts), and that such documents will be the valid and binding agreements for each party thereto (other than the Corporation and the Trusts) enforceable against each party thereto (other than the Corporation and the Trusts) in accordance with their respective terms.

Based upon such examination and the assumptions set forth herein, I am of the opinion that:

1. The Corporation has been duly incorporated and is a validly existing corporation under the laws of the State of Ohio.

2. With respect to the Debentures and Guarantees, when the Post-Effective Amendment has become effective under the Act, the guarantee agreement relating to the Guarantee of the Trust Preferred Securities of a Trust (the “Guarantee Agreement”) has been duly authorized, executed and delivered by each of the parties thereto substantially in the form filed as an exhibit to the Registration Statement, the amended and restated trust agreement relating to the issuance of Trust Preferred Securities by such Trust (the “Amended and Restated Declaration of Trust”) has been duly authorized, executed and delivered by each of the parties thereto substantially in the form filed as an exhibit to the Registration Statement, the terms of the corresponding Debentures and of their issuance and sale have been duly established in conformity with the Junior Subordinated Indenture so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding on the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, and the Debentures have been duly executed and authenticated in accordance with the Junior Subordinated Indenture and issued and sold to such Trust as contemplated in the Registration Statement, the terms of the Trust Preferred Securities and of their issuance and sale by such Trust have been duly established in conformity with the Trust’s Amended and Restated Declaration of Trust so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon such Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over such Trust, and the Trust Preferred Securities have been duly authorized, executed, authenticated, issued and sold in accordance with the Amended and Restated Declaration of Trust and as contemplated in the Registration Statement, the Debentures and the Guarantee relating to the Trust Preferred Securities of such Trust will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Ohio, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Validity of Securities” in the Prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PAUL L. REYNOLDS
Paul L. Reynolds